Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO MASTER ACQUISITION AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Master Acquisition Agreement dated as of April 14, 2014 by and between Motorola Solutions, Inc., a Delaware corporation (the “Seller”), and Zebra Technologies Corporation, a Delaware corporation (the “Purchaser”) (as may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Master Agreement”), is made as of October 24, 2014 by and between the Seller and the Purchaser. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms in the Master Agreement or IP Agreement.

WITNESSETH:

WHEREAS, pursuant to the Master Agreement, the Seller has agreed to sell and transfer to the Purchaser, and the Purchaser has agreed to purchase from the Seller, substantially all of the assets of the Seller and the other members of the Seller Group used in or related to the Business; and

WHEREAS, the parties desire to amend the Master Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Seller and the Purchaser hereby agree as follows:

1. Amendment. The Master Agreement is hereby amended as follows:

(a) Section 1.1 of the Master Agreement is hereby amended by adding the following subsection (p):

“(p) Acquired Trilogy C&C. The configurations and customizations, in Source Code and Object Code form, developed by or on behalf of a Seller Party as of the Initial Closing Date to the Software modules set forth on Schedule 1.1(p), whether used in a development, testing or production environment, and all Intellectual Property and Ancillary IP Rights in the foregoing (excluding Patents, Mask Works and Trademarks), in each case owned by a Seller Party (collectively, the “Acquired Trilogy C&C”), together with the Purchaser Trilogy C&C Documentation existing as of the Initial Closing Date (the “Acquired Trilogy C&C Documentation”).

(b) Section 1.2 of the Master Agreement is hereby amended by adding the following subsection (r):

“(r) Excluded System Assets. All hardware infrastructure, licenses for commercial off-the-shelf Software (including the Software modules set forth on Schedule 1.1(p) and other third party databases & applications, as well as Linux operating system and Apache web servers) and related Software, in each case necessary for the Purchaser Group to use the Trilogy C&C (collectively, the “Excluded System Assets”).”

(c) Each use in Sections 3.7(a), 3.7(c), 3.9 and 3.12 of the Master Agreement of the phrase “which are exclusively addressed in the IP Agreement” is hereby amended to read as “which, other than with respect to matters addressed in Amendment No. 1 to this Agreement, are exclusively addressed in the IP Agreement.”

(d) Section 3.24 of the Master Agreement is hereby amended to add the following sentence at the end of such section:

“Notwithstanding any other provision in this Agreement or any other Transaction Agreement to the contrary, except as expressly set forth below in this Section 3.24, all references to the Acquired Assets in the Seller Representations shall be deemed to exclude the Acquired Trilogy C&C and the Acquired Trilogy C&C Documentation, and the Purchaser hereby acknowledges and agrees that the Seller is selling the Acquired Trilogy C&C and the Acquired Trilogy C&C Documentation to the Purchaser Group “as is” and “where is” and with all faults, and makes no warranty, express or implied, as to any matter whatsoever relating to the Acquired Trilogy C&C and the Acquired Trilogy C&C Documentation including as to (x) merchantability or fitness for any particular use or purpose or (y) the use of the Acquired Trilogy C&C and the Acquired Trilogy C&C Documentation by the Purchaser Group after the Closings in any manner; provided, however, the Seller represents and warrants to the Purchaser that (A) the Seller Group, as applicable, has good and marketable title to the Acquired Trilogy C&C and the Acquired Trilogy C&C Documentation free and clear of any Encumbrances (other than Permitted Encumbrances), (B) no Person has an option to take an assignment or license of any Acquired Trilogy C&C or any Acquired Trilogy C&C Documentation, (C) no Claim has been threatened in writing against any Seller Entity during the last three (3) years with respect to any infringement, misappropriation, or other violation, of any Intellectual Property of any Person (or any unfair competition or trade practices) by any Seller Entity in connection with any Acquired Trilogy C&C or Acquired Trilogy C&C Documentation or challenging the enforceability, use, ownership, scope, or validity of any Acquired Trilogy C&C or

Acquired Trilogy C&C Documentation, (D) none of the Acquired Trilogy C&C or Acquired Trilogy C&C Documentation is subject to any outstanding Order restricting or otherwise limiting the use, validity, enforceability, disposition or exploitation thereof or any right, title, or interest of any Seller Entity with respect thereto, (E) the Acquired Trilogy C&C and the Acquired Trilogy C&C Documentation as currently used by the Seller Group in the operation of the Business as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person in any material respect, (F) a Seller Party has sufficient right, title, and interest in and to the Seller Trilogy C&C, the Seller Trilogy C&C Documentation and the Purchaser Licensed Trilogy C&C Documentation to grant the licenses granted under Section 10.13(e), and (G) a Seller Party has sufficient right, title and interest in and to the Intellectual Property and Ancillary IP Rights licensed to the Purchaser pursuant to Section 10.14 to grant the licenses granted under Section 10.14.”

(e) Article 10 of the Master Agreement is hereby amended to add the following as a new Section 10.13:

“10.13 Trilogy C&C.

(a)

Trilogy Transition Period. Notwithstanding the sale and transfer of ownership of the Acquired Trilogy C&C as of the Initial Closing Date or any provision in this Agreement, including Section 10.8, to the contrary, the parties agree that, for a period of twenty four (24) months following the Initial Closing (such period, as may be extended pursuant to this Section 10.13(a) or Section 10.13(d), the “Trilogy Transition Period”), the Seller will continue to maintain the Acquired Trilogy C&C, develop and implement changes to the Acquired Trilogy C&C, and operate the Trilogy System and Excluded System Assets on behalf of both the Seller and, unless the applicable transition services are earlier terminated by the Purchaser pursuant to the Transition Services Agreement, the Purchaser, in each case consistent with Schedule 10.13(h). The parties agree that, to the extent relating to the Business as operated by the Purchaser following the Initial Closing, all data generated by, processed by or stored in the Trilogy System, including in connection with the operation thereof as described in the preceding sentence, shall be owned by the Purchaser. The parties further agree that from time to time during the Trilogy Transition Period, at the Purchaser’s request, the

Seller will, at the Purchaser’s sole cost and expense, promptly (x) copy, or have copied, all or any portion of the Trilogy System where no license from a third party Software licensor is required in order to make such copy, and (y) if applicable, copy, or have copied, any portion of the Trilogy System requiring a license from a third party Software licensor in order to make such copy after the parties obtain (at the Purchaser’s sole cost and expense) such necessary license (the combination of (x) and (y) with respect to each request, each a “Trilogy System Production Copy”), in each case for use in the Seller’s environment. The Seller shall ensure that each Trilogy System Production Copy maintains the functional integrity of the portions of the Trilogy System that were copied. In accordance with the procedures set forth in Schedule 10.13(h), the Seller shall develop scripts to be used to inactivate, mask, or scramble the Seller Confidential Information contained in each Trilogy System Production Copy. If the creation of any portion of the first Trilogy System Production Copy will be completed prior to final development of such scripts, the Purchaser agrees that, except as expressly provided below, no employee or agent of the Purchaser will have sysadmin/DBA access rights until such time as the applicable inactivation, masking or scrambling is completed; provided, however, for the avoidance of doubt, employees and agents of the Purchaser will have business user access rights to such Trilogy System Production Copy promptly after its creation. Thereafter, as soon as reasonably possible and in any event within forty five (45) days of the creation of a Trilogy System Production Copy, the Seller shall make available to the Purchaser such Trilogy System Production Copy functioning in a manner equivalent to the manner in which such Trilogy System Production Copy functioned prior to the application of any scripts (such functioning Trilogy System Production Copy a “Functionally Equivalent Trilogy System Production Copy”). If the Seller was able to complete the applicable inactivation, masking or scrambling prior to making such Functionally Equivalent Trilogy System Production Copy available pursuant to the preceding sentence, the employees and agents of the Purchaser will have full access rights (including sysadmin/DBA access rights) thereto; otherwise, the employees and agents of the Purchaser will have business user access rights and the parties shall work together in good faith to agree on a limited number of employees and agents of the Purchaser who will have sysadmin/DBA access rights to such Functionally Equivalent Trilogy System Production Copy and obtain appropriate non-disclosure agreements from each individual with sysadmin/DBA access rights. For the avoidance of doubt, at such time as the applicable inactivation, masking or scrambling with respect to any Functionally Equivalent Trilogy System Production Copy is complete, all employees and agents of the Purchaser will have full access rights (including sysadmin/DBA access rights) thereto, whether or not such Functionally Equivalent Trilogy System Production Copy is in the Seller’s environment. The Seller shall modify any scripts that precluded the Seller from completing the applicable inactivation, masking or scrambling prior to making such Functionally Equivalent Trilogy System Production Copy available as set forth above. Before the Seller applies the modified scripts to a Trilogy System Production Copy, the parties shall work together to ensure that after the application of such scripts such Trilogy System Production Copy will be a Functionally Equivalent Trilogy System Production Copy. Each of the Purchaser and the Seller shall be responsible for one-half of any costs and expenses incurred by the Seller in connection with developing and running such scripts on such Trilogy System Production Copy. If a request by the Purchaser for a Trilogy System Production Copy is made prior to the end of the Trilogy Transition Period, the processes described in this Section 10.13(a) shall continue to apply to such Trilogy System Production Copy until completed, regardless if occurring before or after the Trilogy Transition Period. If the applicable inactivation, masking or scrambling of any such Functionally Equivalent Trilogy System Production Copy is not completed prior to the applicable time of transfer to the Purchaser’s own environment, the parties shall work together to complete it while the Functionally Equivalent Trilogy System Production Copy (or any part thereof) is in the Purchaser’s own environment and each of the Purchaser and the Seller shall be responsible for one-half of any costs and expenses incurred in connection therewith; provided, however, the parties shall work together in good faith to obtain appropriate non-disclosure agreements from each individual with sysadmin/DBA access rights to such Functionally Equivalent Trilogy System Production Copy prior to completion of the applicable inactivation, masking or scrambling. The parties further agree that from time to time during the Trilogy Transition Period, at the Purchaser’s request, the Seller will, at the Purchaser’s sole cost and expense, (i) provided the parties have the necessary licenses from the applicable third party Software licensors, promptly copy from a Functionally Equivalent Trilogy System Production Copy selected by the Purchaser the Trilogy C&C, any one or more of the Software modules set forth on Schedule 1.1(p) and Schedule 10.13(d) in accordance with the Purchaser’s licenses therefor, and any one or more of the operating systems, tools or databases (including data) necessary to operate any such Software modules (a “Purchaser Environment Copy”) and if (A) such Functionally Equivalent Trilogy System Production Copy was based on a Six Month Deadline Copy, the Seller shall, provided the Purchaser provides reasonable advance notice of the desired transfer date (it being agreed that ninety (90) days or any longer period is reasonable advance notice), in accordance with a procedure and timeline to be developed by the parties but in no event later than six (6) months after the creation of such Six Month Deadline Copy, provide such Purchaser Environment Copy to the Purchaser for the Purchaser to put in its own environment or (B) such Functionally Equivalent Trilogy System Production Copy was based on a Three Month Deadline Copy, the Seller shall, provided the Purchaser provides reasonable advance notice of the desired transfer date (it being agreed that ninety (90) days or any longer period is reasonable advance notice), in accordance with a procedure and timeline to be developed by the parties but in no event later than three (3) months after the creation of such Three Month Deadline Copy, provide such Purchaser Environment Copy to the Purchaser for the Purchaser to put in its own environment, (ii) promptly provide the Purchaser with a copy of the Trilogy C&C Documentation, (iii) with respect to a Functionally Equivalent Trilogy System Production Copy selected by the Purchaser that remains in the environment maintained by the Seller for the Purchaser, promptly (A) allow the Purchaser to access and use such Functionally Equivalent Trilogy System Production Copy or to make customizations and configurations thereto, in each case solely with respect to those portions of such Functionally Equivalent Trilogy System Copy for which no license from a third party Software licensor is required in order for the

Purchaser to exercise such rights and (B) with respect to those portions of such Functionally Equivalent Trilogy System Copy for which a license from a third party Software licensor is required in order for the Purchaser to exercise such rights, allow the Purchaser to access and use such Functionally Equivalent Trilogy System Production Copy or to make customizations and configurations thereto after the parties obtain (at the Purchaser’s sole cost and expense) such necessary licenses (as customized or configured, each a “Customized Trilogy System”) and (iv) provided the parties have the necessary licenses from the applicable third party Software licensors, promptly copy from a Customized Trilogy System selected by the Purchaser the Trilogy C&C, any one or more of the Software modules set forth on Schedule 1.1(p) and Schedule 10.13(d) (each as customized or configured by the Purchaser) in accordance with the Purchaser’s licenses therefor, and any one or more of the operating systems, tools or databases (including data) necessary to operate any such Software modules (a “Purchaser Environment Customized Copy”) and if (A) such Customized Trilogy System was based on a Six Month Deadline Copy, the Seller shall, provided the Purchaser provides reasonable advance notice of the desired transfer date (it being agreed that ninety (90) days or any longer period is reasonable advance notice), in accordance with a procedure and timeline to be developed by the parties but in no event later than six (6) months after the creation of such Six Month Deadline Copy, provide such Purchaser Environment Customized Copy to the Purchaser for the Purchaser to put in its own environment or (B) such Customized Trilogy System was based on a Three Month Deadline Copy, the Seller shall, provided the Purchaser provides reasonable advance notice of the desired transfer date (it being agreed that ninety (90) days or any longer period is reasonable advance notice), in accordance with a procedure and timeline to be developed by the parties but in no event later than three (3) months after the creation of such Three Month Deadline Copy, provide such Purchaser Environment Customized Copy to the Purchaser for the Purchaser to put in its own environment. The Purchaser shall also reimburse the Seller for its incremental, out of pocket expenses directly related to operating any Trilogy System Production Copy or Functionally Equivalent Trilogy System Production Copy during the Trilogy

Transition Period. The Purchaser may exercise the foregoing rights itself or through a third party acting on behalf of the Purchaser. The Seller shall, at the Purchaser’s request and sole cost and expense, use Reasonable Efforts to leverage its relationship with the licensor of the applicable Software module set forth on Schedule 1.1(p) and Schedule 10.13(d) to assist the Purchaser in obtaining any necessary license to copy such module of the Trilogy System. In addition, in each instance in this Section 10.13 where a license may need to be obtained, the parties agree to coordinate in good faith on the approach to obtaining such license from the applicable third party Software licensor. The Trilogy Transition Period may be unilaterally extended by the Seller for up to twelve (12) months following the initial period, provided the Seller bears all costs to the extent relating to any such unilateral extension. If the parties each desire to extend the Trilogy Transition Period as permitted hereunder, the parties will, at such time, mutually agree on the costs to be borne by each party. With respect to Trilogy System-related transition services in the Transition Services Agreement provided after twelve (12) months after the Initial Closing Date, the Seller shall not apply to the prices therefor any price escalation contained in the Transition Services Agreement, including the ten percent (10%) increase specified in Section 4(a) of the Transition Services Agreement.

(b)

Assignment of Purchaser Trilogy C&C. Effective as of the Initial Closing Date, the Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, all of its right, title and interest in and to, and shall cause the other Seller Parties to do the same to the Purchaser Assignees: (i) the Acquired Trilogy C&C and Purchaser Trilogy C&C Documentation, (ii) any new customizations or configurations developed by or on behalf of any Seller Party to the Software modules set forth on Schedule 1.1(p) during the Trilogy Transition Period and any changes made by or on behalf of any Seller Party to the existing Acquired Trilogy C&C during the Trilogy Transition Period, and (iii) all Intellectual Property and Ancillary IP Rights in (i) and (ii) (excluding Patents, Trademarks and Mask Works), in each case owned by a Seller Party (such customizations and configurations, such changes and the Intellectual Property and Ancillary IP Rights in the foregoing, together with the Acquired Trilogy C&C, the “Purchaser Trilogy C&C”).

For the avoidance of doubt, the Purchaser Trilogy C&C do not include any Excluded System Assets, and, except as expressly provided in Section 10.13(a) or Section 10.13(g), the Purchaser and its Affiliates shall be solely responsible for procuring such Excluded System Assets and paying all necessary licensing fees. In addition, the Purchaser acknowledges and agrees that the Purchaser Trilogy C&C do not include any underlying data constituting Seller Confidential Information and the provisions of Section 10.5(b) will continue to apply at all times to any Seller Confidential Information, whether or not included in the Trilogy System (provided that, for purposes of this sentence, the obligations of Section 10.5(b) shall be read to apply for three (3) years from the end of the Trilogy Transition Period rather than the Initial Closing Date).

(c)	License-Back to Purchaser Trilogy C&C and Purchaser Trilogy C&C Documentation. The Purchaser acknowledges and agrees that the Seller and its Affiliates will use the Purchaser Trilogy C&C and Purchaser Trilogy C&C Documentation in the provision of transition services for the Purchaser Group pursuant to the Transition Services Agreement, as well as continue to use the Purchaser Trilogy C&C and Purchaser Trilogy C&C Documentation for its own purposes with respect to its other businesses. Effective as of the Initial Closing Date, the Purchaser hereby grants, and will cause each Purchaser Assignee to grant, to the Seller Parties, an irrevocable, sublicensable, perpetual, fully paid-up, royalty-free, worldwide, transferable, non-exclusive license to use the Purchaser Trilogy C&C and the Purchaser Trilogy C&C Documentation in connection with the provision of transition services for the Purchaser Group pursuant to the Transition Services Agreement and the operation of the Seller’s businesses and to practice any methods, processes, and procedures in connection therewith, and to use, reproduce, prepare Derivative Works of, perform, display and distribute such Purchaser Trilogy C&C and the Purchaser Trilogy C&C Documentation in connection therewith.

(d)

Other Trilogy C&C. In addition to the Acquired Trilogy C&C, the Seller and its Affiliates will use additional configurations and customizations, in Source Code and Object Code form, developed by or on behalf of any Seller

Party to the Software modules set forth on Schedule 10.13(d) (the “Other Trilogy C&C”) in the provision of transition services for the Purchaser Group pursuant to the Transition Services Agreement. The Purchaser may unilaterally extend the original twenty four (24) month transition services period, in its sole discretion, for up to twelve (12) months following the initial period (provided that the Purchaser shall bear all costs to the extent relating to any such unilateral extension), for the Trilogy-related transition services provided pursuant to the Transition Services Agreement. If the parties each desire to extend the Trilogy Transition Period as permitted hereunder, the parties will, at such time, mutually agree on the costs to be borne by each party. For the avoidance of doubt, the Other Trilogy C&C do not constitute Acquired Assets and ownership of the Other Trilogy C&C and Intellectual Property and Ancillary IP Rights therein will not transfer to the Purchaser Group. Also for the avoidance of doubt, the Other Trilogy C&C do not include any Excluded System Assets, and, except as expressly provided in Section 10.13(a) or Section 10.13(g), the Purchaser and its Affiliates shall be solely responsible for procuring such Excluded System Assets and paying all necessary licensing fees. In addition, the Purchaser acknowledges and agrees that the Other Trilogy C&C do not include any underlying data constituting Seller Confidential Information and the provisions of Section 10.5(b) will continue to apply at all times to any such Seller Confidential Information (provided that, for purposes of this sentence, the obligations of Section 10.5(b) shall be read to apply for three (3) years from the end of the Trilogy Transition Period rather than the Initial Closing Date). The Seller acknowledges and agrees that the provisions of Section 10.5(a) will continue to apply at all times to any Business Confidential Information, whether or not included in the Trilogy System (provided that, for purposes of this sentence, the obligations of Section 10.5(a) shall be read to apply for three (3) years from the end of the Trilogy Transition Period rather than the Initial Closing Date). Following the end of the Trilogy Transition Period, the Seller shall run scripts to inactivate, mask or scramble any Business Confidential Information contained in the Trilogy System. Each of the Purchaser and the Seller shall be responsible for one-half of any costs and expenses incurred by the Seller in connection with any actions taken pursuant to the foregoing sentence.

(e)	License to Seller Trilogy C&C, Seller Trilogy C&C Documentation and Purchaser Licensed Trilogy C&C Documentation. Effective as of the Initial Closing Date, the Seller hereby grants (and will cause each other Seller Party to grant), to the Purchaser Group an irrevocable, perpetual, sublicensable, fully paid-up, royalty-free, worldwide, transferable, non-exclusive license, to use the Seller Trilogy C&C, Seller Trilogy C&C Documentation and Purchaser Licensed Trilogy C&C Documentation in connection with the operation of the Purchaser’s businesses and to practice any methods, processes, and procedures in connection therewith, and to use, reproduce, prepare Derivative Works of, perform, display and distribute such Seller Trilogy C&C, Seller Trilogy C&C Documentation and Purchaser Licensed Trilogy C&C Documentation in connection therewith.

(f)	Dispute Resolution. The parties acknowledge and agree that Schedule 1.1(p) is intended to include every Software module marked as green in Schedule 10.13(f) and Schedule 10.13(d) is intended to include every Software module marked as blue in Schedule 10.13(f). If the Purchaser believes in good faith that a Software module has been inadvertently left off of either Schedule 1.1(p) or Schedule 10.13(d), or the Seller believes in good faith that a Software module should not have been included on either schedule, the parties agree that information technology teams from each party shall discuss and negotiate in good faith whether any such Software module should be added to or removed from either Schedule 1.1(p) or Schedule 10.13(d). If each party’s information technology teams agree that a module should have been or should not have been included on a schedule, the parties shall add or remove such module to the applicable schedule. If each party’s information technology teams cannot agree on any addition or removal, or, in the case of an addition, the applicable schedule, the parties shall escalate such dispute to the Chief Information Officer of the Purchaser and the Senior Vice President, Marketing and IT of the Seller, and shall each make sure each such senior executive is promptly available to speak with (including by telephone) his or her counterpart.

(g)	Assignment of Personnel/User Licenses. At the request of the Purchaser at any time following the Initial Closing and prior to the eighteen (18) month anniversary of the Initial

Closing Date, subject to the terms of the Seller’s licenses with third parties, the Seller shall use Reasonable Efforts to assign to the Purchaser personnel/user licenses held by the Seller with respect to the Software modules set forth on Schedule 1.1(p) or Schedule 10.13(d), but only up to 7,500 in the aggregate, provided that the Purchaser agrees to promptly reimburse the Seller for any incremental costs incurred by the Seller or its Affiliates as a result of or in connection with any such assignment.

(h)	Use of Trilogy System in Accordance With Governance Principles. The parties shall, during the Trilogy Transition Period, use Reasonable Efforts to use the Trilogy System and Excluded System Assets in a manner consistent with the governance principles, including with respect to required maintenance of, and permitted changes or enhancements to, the Trilogy System and Excluded System Assets, as well as any costs associated with such maintenance, changes or enhancements, as set forth in the presentation attached hereto as Schedule 10.13(h). If either party believes that any aspect of Schedule 10.13(h) is ambiguous or otherwise unclear as to such party’s rights and obligations, the parties agree that information technology teams from each party shall negotiate in good faith to resolve any such ambiguity or lack of clarity. To the extent that any matter arising out of or relating to the interpretation of Schedule 10.13(h) cannot be resolved by each party’s information technology teams, the parties shall escalate such dispute to the Chief Information Officer of the Purchaser and the Senior Vice President, Marketing and IT of the Seller, and shall each make sure each such senior executive is promptly available to speak with (including by telephone) his or her counterpart.

(i)

Disclaimer. To the extent the Purchaser or its Affiliates uses copies of portions of the Trilogy System made pursuant to Section 10.13(a) or Section 10.13(f) above, the Purchaser Trilogy C&C and Purchaser Trilogy C&C Documentation assigned pursuant to Section 10.13(b) above, or the Seller Trilogy C&C, Purchaser Licensed Trilogy C&C Documentation and Seller Trilogy C&C Documentation licensed pursuant to Section 10.13(e) above, the Seller and its Affiliates shall have no liability or obligations to the Purchaser or its Affiliates with respect thereto and any liability relating to such use shall be deemed an Assumed Liability, except to the extent of any breach of any applicable representation or warranty set forth in Section 3.24. To the extent that the Seller or its Affiliates uses the Purchaser Trilogy C&C or Purchaser Trilogy C&C Documentation pursuant to Section 10.13(c) above, the Purchaser and its Affiliates shall have no liability or obligations to the Seller or its Affiliates with respect thereto and any liability relating to such use shall be deemed an Excluded Liability; provided, however, this sentence shall not be interpreted to supersede any provisions set forth in the Transition Services Agreement. For the avoidance of doubt, any use by the Seller or its Affiliates of the Purchaser Trilogy C&C or Purchaser Trilogy C&C Documentation for purposes other than the provision of transition services pursuant to the Transition Services Agreement shall be an Excluded Liability.”

(f) Article 10 of the Master Agreement is hereby amended to add the following as a new Section 10.14:

“10.14 Additional IT Applications. At the request of the Purchaser following the Initial Closing, provided the parties have the necessary licenses from the applicable third party Software licensor in order for the Seller to make and provide (as described below) such copy, the Seller will, at the Purchaser’s sole cost and expense, copy any one or more of the applications set forth on Schedule 10.14 (each such application, a “Cloned Application”) in accordance with the Purchaser’s licenses therefor (each such copy a “Cloned Application Copy”) to put in a mutually agreed environment. The Seller shall ensure that each Cloned Application Copy maintains the functional integrity of the Cloned Application from which it was copied. Prior to providing the Purchaser with a Cloned Application Copy for the Purchaser to put in its own environment, the Seller will in its discretion, inactivate, mask, scramble, extract or delete any Seller Confidential Information contained in the Cloned Application Copy and each of the Purchaser and the Seller shall be responsible for one-half of any costs and expenses incurred by the Seller in connection with any such actions taken by the Seller. The Seller shall make available to the Purchaser such Cloned Application Copy functioning in a manner equivalent to the manner in which such Cloned Application Copy functioned prior to the Seller taking any such actions (such functioning copy of a Cloned Application Copy a “Functionally Equivalent Cloned Application Copy”). The Seller shall, in accordance with the requests and time periods described below, deliver to the Purchaser the applicable Functionally Equivalent Cloned Application Copy, with all applicable inactivation, masking, scrambling, extraction or deletion completed, for the Purchaser to put it in the Purchaser’s own environment. For each Cloned Application for which the Seller does not so deliver within five (5) months following the end of the time period set forth below in which the request was made, the Seller shall not charge any transition services under the Transition Services Agreement for such Cloned Application after the expiration of such five (5) month period and shall continue to provide such transition services until such time as the Seller delivers to the Purchaser such Functionally Equivalent Cloned Application Copy. The parties agree that the applicable procedures set forth in Schedule 10.13(h) shall apply to all of the foregoing provisions of this Section 10.14.

Time Periods for the Purchaser’s Requests

•	Within thirty (30) days after the Initial Closing Date, up to thirty (30) Cloned Applications

•	Between thirty (30) and ninety (90) days after the Initial Closing Date, up to an additional thirty (30) Cloned Applications

•	Between ninety (90) and one hundred (180) days after the Initial Closing Date, up to an additional thirty (30) Cloned Applications

•	Between one hundred eighty (180) and two hundred seventy (270) days after the Initial Closing Date, any Cloned Applications not previously requested

With respect to transition services in the Transition Services Agreement related to any of the Cloned Applications provided after twelve (12) months after the Initial Closing Date, the Seller shall not apply to the prices therefor any price escalation contained in the Transition Services Agreement, including the ten percent (10%) increase specified in Section 4(a) of the Transition Services Agreement.

Effective as of the Initial Closing Date, the Seller hereby grants (and will cause each other Seller Party to grant), to the Purchaser Group an irrevocable, perpetual, sublicensable, fully paid-up, royalty-free, worldwide, transferable, non-exclusive license, under all Intellectual Property and Ancillary IP Rights (excluding Patents, Trademarks and Mask Works) owned or Licensable (as defined in the IP Agreement) by a Seller Party, to use the Cloned Applications and documentation that was created by or on behalf of a Seller Party that is reasonably necessary to implement, operate and maintain each customized and configured Cloned Application in connection with the operation of the Purchaser’s businesses and to practice any methods, processes, and procedures in connection therewith, and to use, reproduce, prepare Derivative Works of, perform, display and distribute the foregoing in connection therewith. At the time of delivery of each Cleansed Cloned Application Copy, the Seller shall deliver to the Purchaser a copy of such documentation to the extent existing.”

(g) Exhibit A (“Certain Definitions”) to the Master Agreement is hereby amended to add the following definitions:

“Acquired Trilogy C&C” has the meaning set forth in Section 1.1(p).

“Acquired Trilogy C&C Documentation” has the meaning set forth in Section 1.1(p).

“Cloned Application” has the meaning set forth in Section 10.14.

“Cloned Application Copy” has the meaning set forth in Section 10.14.

“Customized Trilogy System” has the meaning set forth in Section 10.13(a).

“Excluded System Assets” has the meaning set forth in Section 1.2(r).

“Functionally Equivalent Cloned Application Copy” has the meaning set forth in Section 10.14.

“Functionally Equivalent Trilogy System Production Copy” has the meaning set forth in Section 10.13(a).

“Other Trilogy C&C” has the meaning set forth in Section 10.13(d).

“Purchaser Environment Copy” has the meaning set forth in Section 10.13(a).

“Purchaser Environment Customized Copy” has the meaning set forth in Section 10.13(a).

“Purchaser Licensed Trilogy C&C Documentation” means all documentation that was created by or on behalf of a Seller Party and is existing as of the Initial Closing Date or that was created by or on behalf of a Seller Party during the Trilogy Transition Period and that is reasonably necessary to implement, operate and maintain the Purchaser Trilogy C&C, in each case Licensable (as defined in the IP Agreement) by a Seller Party, which may include requirements documents, design documents (e.g., functional design, technical design), specifications, user guides, training manuals, architectural documents, operational documents (e.g., startup/shutdown scripts for operating systems, applications and databases, scheduled Cron jobs, cloning document with pre and post steps, operating system and database configuration parameters, passwords and security credentials), process flows, EDI mappings, ETL design documentation, data warehouse star schema documentation, configurations and deployments.

“Purchaser Trilogy C&C” has the meaning set forth in Section 10.13(b).

“Purchaser Trilogy C&C Documentation” means all documentation that was created by or on behalf of a Seller Party and is existing as of the Initial Closing Date or that was created by or on behalf of a Seller Party during the Trilogy Transition Period and that is reasonably necessary to implement, operate and maintain the Purchaser Trilogy C&C, in each case owned by a Seller Party, which may include requirements documents, design documents (e.g., functional design, technical design), specifications, user guides, training manuals, architectural documents, operational documents (e.g., startup/shutdown scripts for operating systems, applications and databases, scheduled Cron jobs, cloning document with pre and post steps, operating system and database configuration parameters, passwords and security credentials), process flows, EDI mappings, ETL design documentation, data warehouse star schema documentation, configurations and deployments.

“Seller Trilogy C&C” means, collectively, the Other Trilogy C&C and any new customizations or configurations made by or on behalf of a Seller Party to the Software modules set forth on Schedule 10.13(d) during the Trilogy Transition Period, any changes made to the existing Other Trilogy C&C by or on behalf of a Seller Party during the Trilogy Transition Period, and all Intellectual Property and Ancillary IP Rights in the foregoing (excluding Patents, Trademarks and Mask Works), in each case owned by a Seller Party.

“Seller Trilogy C&C Documentation” means all documentation that was created by or on behalf of a Seller Party and is existing as of the Initial Closing Date or that was created by or on behalf of a Seller Party during the Trilogy Transition Period and that is reasonably necessary to implement, operate and maintain the Seller Trilogy C&C, in each case owned or Licensable (as defined in the IP Agreement) by a Seller Party, which may include requirements documents, design documents (e.g., functional design, technical design), specifications, user guides, training manuals, architectural documents, operational documents (e.g., startup/shutdown scripts for operating systems, applications and databases, scheduled Cron jobs, cloning document with pre and post steps, operating system and database configuration parameters, passwords and security credentials), process flows, EDI mappings, ETL design documentation, data warehouse star schema documentation, configurations and deployments.

“Six Month Deadline Copy” means the First Trilogy System Production Copy or any Trilogy System Production Copy made in response to a request therefor from the Purchaser made less than six (6) months after the first Trilogy System Production Copy was created.

“Three Month Deadline Copy” means any Trilogy System Production Copy made in response to a request therefor from the Purchaser made six (6) or more months after the first Trilogy System Production Copy was created.

“Trilogy C&C” means, collectively, the Purchaser Trilogy C&C and the Seller Trilogy C&C.

“Trilogy C&C Documentation” means, collectively, the Purchaser Trilogy C&C Documentation, the Purchaser Licensed Trilogy C&C Documentation and the Seller Trilogy C&C Documentation.

“Trilogy System” means (i) the Software modules listed on Schedule 1.1(p) and Schedule 10.13(d) and (ii) the Trilogy C&C, and the operating systems, tools and databases (including data) necessary to operate (i) and (ii).

“Trilogy System Production Copy” has the meaning set forth in Section 10.13(a).

“Trilogy Transition Period” has the meaning set forth in Section 10.13(a).

(h) The Schedules to the Master Agreement are hereby amended by adding Schedule 1.1(p) attached hereto.

(i) The Schedules to the Master Agreement are hereby amended by adding Schedule 10.13(d) attached hereto.

(j) The Schedules to the Master Agreement are hereby amended by adding Schedule 10.13(f) attached hereto.

(k) The Schedules to the Master Agreement are hereby amended by adding Schedule 10.13(h) attached hereto.

(l) The Schedules to the Master Agreement are hereby amended by adding Schedule 10.14 attached hereto.

2. No Implied Amendments. Except as specifically amended by this Amendment, the Master Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

3. Effectiveness of Amendment. This Amendment shall be deemed to be a modification to the Master Agreement in accordance with Section 11.7 of the Master Agreement.

4. Benefit of the Agreement. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

5. Headings. The headings used in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

6. Governing Law. This Amendment shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware without regard to applicable choice of law provisions thereof.

7. Counterparts. The parties may execute this Amendment in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Amendment is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

8. References to Agreement. On and after the date hereof, each reference in the Master Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Master Agreement shall mean the Master Agreement as amended by this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment No. 1 to the Master Acquisition Agreement to be executed as of the date first above written.

MOTOROLA SOLUTIONS, INC.

By:	/s/ Michael Annes
Name:	Michael Annes
Title:	Senior Vice President, Business Development

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Michael Cho
Name:	Michael Cho
Title:	Senior Vice President, Corporate Development